d:\sec\exh998k.doc
                              EXHIBIT 99

Network Systems International, Inc.
200 North Elm Street
Greensboro, NC  27401



                         FOR IMMEDIATE RELEASE


                  NETWORK SYSTEMS INTERNATIONAL, INC.
                         ANNOUNCES STOCK SPLIT


Greensboro, North Carolina: Thursday, January 15, 1998 - Network Systems International, Inc. (NESI: OTC: BB) announced today that at a special called meeting of its Board of Directors last evening, the Board approved a five for four split in the common and preferred stock of the Company. The Board set a date of Friday, January 16, 1998 as the record date for the stock split and a distribution date of Friday, January 30, 1998.

In announcing the split, Robbie M. Efird, President and CEO said, "The stock split approved by our Board of Directors recognizes the tremendous year end performance of Network as recently announced and the confidence of our Board in the continued growth of the Company. Additionally, the split will allow the Company to move more rapidly in its application for Small Cap status with NASDAQ."

Network Systems International, Inc. owns proprietary software utilized in the manufacturing process industry and was specifically designed to address Year 2000 issues.

The above quote contains forward-looking statements based upon certain assumptions regarding the general economy, sales, marketability of the Company's third generation software, retention and additions to current staffing needs and the continuation of productivity within the manufacturing process industry as a whole. In the event assumptions regarding these areas prove to be inaccurate, actual results could vary significantly from the anticipated performances noted in the forward-looking statements.


                               Contact:
                  Network Systems International, Inc.
                          Investor Relations
                        1-800-400-8649 ext. 247
                             www.nesi.net